Dussault Apparel Announces Jason Sundar as VP of Corporate Finance

Vancouver, BC (July 11, 2007) - Dussault Apparel Inc. (the “Company”) (OTCBB:DUSS)

Dussault Apparel is pleased to announce that Mr. Jason Sundar will come on as VP Corporate Finance effective immediately. Mr. Sundar has an impressive background in high finance and capital markets. Mr. Sundar began his career working for the B.C. Attorney General’s office, where he developed and promoted youth programs to protect high-risk youth. At 20 he became the youngest facilitator of corporate training programs for Peak Performance Systems — a Brian Tracy International Network focused on the psychology of achievement, goal setting, professional selling skills, advances selling skills and B2B selling skills. Among their numerous clients were Yorkton Securities and Crown Packaging. By the age of 23, Mr. Sundar was the top performer for investor relations specialists PCMI. Leaving that position, he partnered with Olivia Communications, raising over five million dollars and taking the organization from three people to a staff to 24. Since founding Sundar Communications Group in 2002, he has personally raised over $50 million for his clients worldwide.

“I’m extremely exciting to be involved with Dussault Apparel Inc. which I believe has all the ingredients necessary to become a great success,” stated Mr. Jason Sundar. “But what makes this opportunity rare, is the people involved, who have collectively generated billions in revenue in the entertainment, fashion and financial sectors.”

For more information please contact:

Investor Relations

Jeremy Poirier

1 877 322 2732

www.dussaultapparel.com

Media Relations

Tina Baird 604-628-4946 (Canada) / 310-424-5244 [US]

tb@dussaultapparel.com

Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that Dussault will become a great success.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, Dussault’s ability to design and manufacture its products, the ability of the products to gain market acceptance; and the difficulties faced by an early stage retail fashion company in the competitive retail fashion industry. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the Company's recent current reports on Form 8-K, our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic and current reports filed from time-to-time with the Securities and Exchange Commission.

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